VSE Reports Financial Results for Second Quarter 2017
Federal Services Group Drives Increases in Revenue and Operating Income

Alexandria, Virginia, July 27, 2017 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for the second quarter of 2017.

CEO Commentary
“Revenue contributions from our Federal Services and Supply Chain Management groups have increased our consolidated revenue and operating income as compared to the second quarter of 2016,” said Maurice “Mo” Gauthier, VSE CEO. “Our NAVSEA Foreign Military Sales work and our equipment and logistics support for the U.S. Army continue to be the primary drivers behind our revenue and operating income increases. Our Supply Chain Management Group has made progress expanding into new commercial markets, and we are directing resources and management efforts toward these initiatives. Additionally, we have reduced our bank debt and leverage ratio this quarter.”

Second Quarter Results (unaudited)

(in thousands, except per share data)
	Three months ended June 30,			Six months ended June 30,
	2017	2016	% Change	2017	2016	% Change
Revenues	$193,860	$160,473	20.8%	$391,154	$304,109	28.6%
Operating income	$15,005	$11,879	26.3%	$29,201	$24,620	18.6%
Net income	$7,807	$5,969	30.8%	$15,100	$12,521	20.6%
EPS (Diluted)*	$0.72	$0.55	30.9%	$1.39	$1.16	19.8%
*EPS amounts have been adjusted for all periods to reflect the two-for-one stock split that occurred on August 3, 2016

Operational Highlights

•
Revenue on our Foreign Military Sales (FMS) Program for the first six months of 2017 increased 72% year over year, primarily resulting from the transfer of two frigates to Taiwan completed in March 2017. Revenue also increased from our equipment sustainment, refurbishment, logistics support, and parts supply services for our U.S. Army clients.

•
Our Federal Services Group was awarded a task order under the United States Air Force Contract Field Teams (CFT) Indefinite Delivery/Indefinite Quantity (ID/IQ) contract, supporting the 18th Equipment Maintenance Squadron at Kadena Air Base in Japan. The task order consists of a one year base period of performance with two one-year option periods and a total value of $22.3 million.

•
Our Federal Services Group was awarded a task order to continue providing support services to the U.S. Army Reserve Command (USARC) for its Equipment, Engineering, Maintenance and Logistics Readiness Program. The task order consists of a one-year base period of performance and two one-year option periods, with a total value of $17.8 million.

•
Our Federal Services Group was awarded several delivery orders during the second quarter of 2017 under our FMS support contract with the Naval Sea Systems Command (NAVSEA) International Fleet Support Program Office totaling $14.9 million.

•
Bookings in our Federal Services Group were $281 million for the first six months of 2017 compared to revenue for this group of $214 million. Funded contract backlog at June 30, 2017 was $386 million, compared to $359 million at March 31, 2017 and $294 million at June 30, 2016.

Financial Information
Revenues were $193.9 million in the second quarter of 2017 compared to $160.5 million in the second quarter of 2016. For the first six months, revenues were $391.2 million in 2017 compared to $304.1 million in 2016. These increases were primarily due to increased revenue from our Federal Services Group. Increased revenues from our Supply Chain Management Group also contributed to revenue growth in the second quarter.

Operating income was $15.0 million for the second quarter of 2017 compared to $11.9 million in the second quarter of 2016. For the first six months, operating income was $29.2 million in 2017 compared to $24.6 million in 2016. The operating income increase was primarily attributable to revenue increases in our Federal Services Group.

Net income was $7.8 million for the second quarter of 2017, or $0.72 per diluted share, compared to $6.0 million, or $0.55 per diluted share for the second quarter of 2016. Net income was $15.1 million for the first six months of 2017, or $1.39 per diluted share, compared to $12.5 million, or $1.16 per diluted share for the first six months of 2016.

Non-GAAP Financial Information
The non-GAAP Financial Information (unaudited) set forth below is not calculated in accordance with U.S. generally accepted accounting principles (GAAP) under SEC Regulation G. These non-GAAP financial measures consist of EBITDA and Adjusted EBITDA. We consider these non-GAAP financial measures as important indicators of performance and useful metrics for management and investors to evaluate our business' ongoing operating performance on a consistent basis across reporting periods. These adjusted financial measures are intended to highlight non-operational, unusual or non-recurring items. They should not, however, be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA (as defined above) adjusted for changes in earn-out obligations from acquisitions.

Non-GAAP Financial Information (unaudited)

(in thousands)	Three Month Results			Six Month Results
	2017	2016	% Change	2017	2016	% Change
Net Income	$7,807	$5,969	31%	$15,100	$12,521	21%
Interest Expense	2,376	2,400	(1)%	4,811	4,897	(2)%
Income Taxes	4,822	3,510	37%	9,290	7,202	29%
Amortization of Intangible Assets	4,004	4,021	0%	8,008	8,041	0%
Depreciation and Other Amortization	2,489	2,673	(7)%	5,196	4,894	6%
EBITDA	21,498	18,573	16%	42,405	37,555	13%
Earn-Out Adjustments Expense (Income)	—	55		—	(1,329)
Adjusted EBITDA	$21,498	$18,628	15%	$42,405	$36,226	17%

Capital Expenditures
Purchases of property and equipment totaled $1.3 million for the first six months of 2017 compared to $4.2 million for the first six months of 2016.

About VSE
Established in 1959, VSE is a diversified products and services company providing logistics solutions with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, and program management, and providing energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

Please refer to VSE's Form 10-Q that will be filed with the Securities and Exchange Commission (SEC) on or about July 27, 2017 for more details on our 2017 second quarter results. Also, refer to VSE’s Annual Report on Form 10-K for the year ended December 31, 2016 for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.

VSE Corporation and Subsidiaries

Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$717	$428
Receivables, net	80,945	101,218
Inventories, net	135,812	136,340
Other current assets	10,932	20,477
Total current assets	228,406	258,463

Property and equipment, net	58,202	62,061
Intangible assets, net	118,917	126,926
Goodwill	198,622	198,622
Other assets	15,699	15,767
Total assets	$619,846	$661,839

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$23,835	$21,023
Accounts payable	51,932	93,999
Accrued expenses and other current liabilities	31,638	32,772
Dividends payable	759	648
Total current liabilities	108,164	148,442

Long-term debt, less current portion	175,609	193,621
Deferred compensation	15,307	12,751
Long-term lease obligations, less current portion	21,292	21,959
Deferred tax liabilities	28,941	29,872
Total liabilities	349,313	406,645

Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 10,838,435 and 10,798,927, respectively	542	540
Additional paid-in capital	24,455	22,876
Retained earnings	245,422	231,733
Accumulated other comprehensive loss	114	45
Total stockholders' equity	270,533	255,194
Total liabilities and stockholders' equity	$619,846	$661,839

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Income
(in thousands except share and per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2017	2016	2017	2016
Revenues:
Products	$89,254	$81,994	$178,271	$167,265
Services	104,606	78,479	212,883	136,844
Total revenues	193,860	160,473	391,154	304,109

Costs and operating expenses:
Products	74,222	66,827	148,928	136,117
Services	100,150	75,606	204,094	131,810
Selling, general and administrative expenses	479	2,140	923	3,521
Amortization of intangible assets	4,004	4,021	8,008	8,041
Total costs and operating expenses	178,855	148,594	361,953	279,489

Operating income	15,005	11,879	29,201	24,620

Interest expense, net	2,376	2,400	4,811	4,897

Income before income taxes	12,629	9,479	24,390	19,723

Provision for income taxes	4,822	3,510	9,290	7,202

Net income	$7,807	$5,969	$15,100	$12,521

Basic earnings per share	$0.72	$0.56	$1.39	$1.16

Basic weighted average shares outstanding	10,838,435	10,798,684	10,830,595	10,788,691

Diluted earnings per share	$0.72	$0.55	$1.39	$1.16

Diluted weighted average shares outstanding	10,861,769	10,826,490	10,855,632	10,816,507

Dividends declared per share	$0.070	$0.060	$0.130	$0.115

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Cash Flows
(in thousands)

	For the six months ended June 30,
	2017	2016
Cash flows from operating activities:
Net income	$15,100	$12,521
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,204	12,935
Deferred taxes	(974)	(1,161)
Stock-based compensation	1,464	1,361
Earn-out obligation adjustment	—	(1,329)
Changes in operating assets and liabilities:
Receivables, net	20,273	(12,547)
Inventories, net	528	(8,250)
Other current assets and noncurrent assets	9,725	(5,762)
Accounts payable and deferred compensation	(39,511)	15,474
Accrued expenses and other current liabilities	(105)	2,492
Long-term lease obligations	(667)	(619)

Net cash provided by operating activities	19,037	15,115

Cash flows from investing activities:
Purchases of property and equipment	(1,252)	(4,224)
Proceeds from the sale of property and equipment	400	28

Net cash used in investing activities	(852)	(4,196)

Cash flows from financing activities:
Borrowings on loan agreement	181,673	133,279
Repayments on loan agreement	(197,142)	(134,012)
Earn-out obligation payments	—	(8,015)
Payments on capital lease obligations	(627)	(546)
Payments of taxes for equity transactions	(500)	(499)
Dividends paid	(1,300)	(1,186)

Net cash used in financing activities	(17,896)	(10,979)

Net increase (decrease) in cash and cash equivalents	289	(60)
Cash and cash equivalents at beginning of period	428	740
Cash and cash equivalents at end of period	$717	$680